Exhibit 5.1

September 3, 2004

Global Cash Access, Inc.

Global Cash Access Finance Corporation

3525 E. Post Road, Suite 120

Las Vegas, Nevada 89120

Re:	$235,000,000 8¾% Senior Subordinated Notes Due 2012; Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Global Cash Access, L.L.C., a limited liability company (the “Company”) and Global Cash Access Finance Corporation, a Delaware corporation (together with the Company, the “Issuers”), in connection with a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration of up to an aggregate of $235,000,000 principal amount of 8¾% Senior Subordinated Notes due 2012 (the “Exchange Notes”) by the Issuers in connection with the exchange offer (the “Exchange Offer”) of $235,000,000 in previously issued 8¾% Senior Subordinated Notes due 2012 (the “Old Notes”) for the Exchange Notes. The Exchange Notes will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture (the “Indenture”) by and among the Issuers, CCI Acquisition, LLC and Central Credit, LLC, as subsidiary guarantors and The Bank of New York, as trustee (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement. The Exchange Notes and the Indenture are collectively referred to hereinafter as the “Documents.”

In connection with this opinion, we have examined originals or copies of the Documents. In addition, we have examined such corporate records, documents, instruments, certificates of public officials and of the Issuers, made such inquiries of officials of the Issuers, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity

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with originals of all items submitted to us as copies. We have also assumed that each party to the Documents, other than the Issuers, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered the Documents, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and “Blue Sky” laws.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) Except to the extent encompassed by an opinion set forth below with respect to the Issuers, we express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Documents with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

(iv) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Documents or to aid in the interpretation of the Documents;

(v) We express no opinion as to the enforceability of provisions of the Documents imposing, or which are construed as effectively imposing, penalties or forfeitures;

(vi) We express no opinion as to the enforceability of provisions of the Documents that purport to establish evidentiary standards or make determinations conclusive;

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Global Cash Access Finance Corporation

September 3, 2004

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(vii) We express no opinion as to the enforceability of any indemnification or contribution provisions in the Documents which may be limited or prohibited by federal or state securities laws or by public policy;

(viii) We express no opinion as to the enforceability of the waiver of stay or extension laws contained in Section 4.06 of the Indenture; and

(ix) We express no opinion as to the enforceability of any choice of law provisions contained in the Documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

Under circumstances in which any of the qualifications and exceptions in (i) - (ix) above are present, our opinion expressed herein should not be relied upon.

Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and upon valid tender of the Old Notes to The Bank of New York as exchange agent for the Exchange Offer, and issuance of the Exchange Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement and the Indenture, will be legally issued and binding obligations of the Issuers.

We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the substantive laws of the State of New York (excluding its applicable choice of law rules), and the federal laws (other than laws related to gaming) of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,

/s/ Morrison & Foerster LLP